Exhibit (g)(i)

Execution

CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

American Drive Variable Insurance Trust

Execution

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS		3
	2.1	Appointment of Custodian	3
	2.2	Establishment of Accounts	4

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS		4
	3.1	Authorized Persons	4
	3.2	Instructions	4
	3.3	BNY Actions Without Instructions	5
	3.4	Funds Transfers	6
	3.5	Electronic Access	6

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS		6
	4.1	Use of Subcustodians and Depositories	6
	4.2	Liability for Subcustodians	7
	4.3	Liability for Depositories	7
	4.4	Use of Agents	8

5.	CORPORATE ACTIONS		8
	5.1	Notification	8
	5.2	Exercise of Rights	8
	5.3	Partial Redemptions, Payments, Etc.	8

6.	SETTLEMENT		8
	6.1	Settlement Instructions	8
	6.2	Settlement Funds	8
	6.3	Settlement Practices	9

7.	TAX MATTERS		9
	7.1	Tax Obligations	9
	7.2	Payments	10

8.	CREDITS AND ADVANCES		10
	8.1	Contractual Settlement and Income	10
	8.2	Advances	10
	8.3	Payment	10
	8.4	Securing Payment	11
	8.5	Setoff	11
	8.6	Currency Conversion	11

9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA		12
	9.1	Statements	12
	9.2	Books and Records	12
	9.3	Third Party Data	12

10.	DISCLOSURES		13
	10.1	Required Disclosure	13
	10.2	Foreign Exchange Transactions	13
	10.3	Investment of Cash	13

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11.	REGULATORY MATTERS		14
	11.1	USA PATRIOT Act	14
	11.2	Sanctions; Anti-Money Laundering	14

12.	COMPENSATION		15
	12.1	Fees and Expenses	15
	12.2	Other Compensation	15

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS		15
	13.1	BNY	15
	13.2	Customer	16

14.	LIABILITY		16
	14.1	Standard of Care	16
	14.2	Limitation of Liability	16
	14.3	Force Majeure	18
	14.4	Indemnification	18

15.	CONFIDENTIALITY		19
	15.1	Confidentiality Obligations	19
	15.2	Exceptions	19

16.	TERM AND TERMINATION		20
	16.1	Term	20
	16.2	Termination	20
	16.3	Effect of Termination	20
	16.4	Survival	20

17.	GENERAL		21
	17.1	Non-Custody Assets	21
	17.2	Assignment	21
	17.3	Amendment	21
	17.4	Governing Law/Forum	22
	17.5	Business Continuity/Disaster Recovery	22
	17.6	Non-Fiduciary Status	22
	17.7	Notices	22
	17.8	Insurance	23
	17.9	Entire Agreement	23
	17.10	No Third Party Beneficiaries	23
	17.11	Counterparts	23
	17.12	Interpretation	23
	17.13	No Waiver	23
	17.14	Headings	23
	17.15	Severability	23

APPENDIX I		LIST OF SERIES	25
APPENDIX II		[SAMPLE] AMENDMENT TO CUSTODY AGREEMENT	26

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CUSTODY AGREEMENT

This Custody Agreement is made and entered into as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY” or the “Custodian”), and American Drive Variable Insurance Trust, a Delaware statutory trust registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company on behalf of each of its series (“Customer”). BNY and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer wishes to appoint BNY as the custodian of certain of its assets, and BNY is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“Account” or “Accounts” has the meaning set forth in Section 2.2.

“Act” has the meaning set forth in Section 10.1(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.

“Affiliate Securities” has the meaning set forth in Section 8.4.

“Agreement” means, collectively, this Custody Agreement, any Exhibits hereto and any other documents incorporated herein by reference.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, the Money Laundering Control Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Assets” has the meaning set forth in Section 2.1(a).

“Authorized Person” has the meaning set forth in Section 3.1.

“BNY” has the meaning set forth in the introductory paragraph.

“Cash” means the money and currency of any jurisdiction which BNY accepts for deposit in an Account.

“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Accounts and including, with respect to BNY, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement.

“Customer’’ has the meaning set forth in the introductory paragraph.

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“Data Terms Website” means http:llwww.bny.comlproduclslassetservicing/vendOf>l!Jreementpdf any successor website the address of which is provided by BNY to Customer.

“Depository’’ means the Depository Trust Company, Euroclear, Clearstream Banking S.A., the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency authorized to act as a system for the central handling of securities pursuant to the laws of the applicable jurisdiction, and any successors to, and/or nominees of, any of the foregoing.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by BNY or a BNY Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.

“Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Agreement by electronic, digital or other technological methods.

“Foreign Depository’’ means an “Eligible Securities Depository’’ (as defined in Rule 17f-7 under the 1940 Act) identified by BNY to Customer from time to time.

“Instructions” means, with respect to this Agreement, instructions issued to BNY by way of (a) one of the following methods (each as and to the extent specified by BNY as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person.

“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY.

“Non-Custody Assets” has the meaning set forth in Section 17.1.

“Party’’ or “Parties” has the meaning set forth in the introductory paragraph.

“Person” or “Persons” means any entity or individual.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered, enacted, or enforced by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over Customer or BNY (including, as applicable, the United Kingdom or the European Union, and their respective official institutions or official bodies).

“Securities” means all (a) debt and equity securities and (b) instruments representing rights or interests therein, including rights to receive, subscribe to or purchase the foregoing; in each case as may be agreed upon from time to time by BNY and Customer and which are from time to time delivered to or received by BNY and/or any Subcustodian for deposit in an Account.

“Series” means the respective portfolios, if any, of Customer listed on Appendix I to this Agreement. If no portfolios are listed on Appendix I to this Agreement then a reference to a Series means Customer.

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“Standard of Care” has the meaning set forth in Section 14.1.

“Subcustodian” means a bank or other financial institution (other than a Depository) that is selected and used by BNY or a BNY Affiliate (acting as subcustodian) in connection with the settlement of transactions and/or custody of Assets hereunder, and any successors to, and/or nominees of, any of the foregoing.

“Tax Information” means all accurate, relevant and necessary information with respect to the Accounts or with respect to Customer’s identification or classification for purposes of Tax Obligations, in each case as may be required by applicable tax laws or by a tax authority inquiry, or as may be requested by BNY in connection with the matters in Section 7.

“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Data” has the meaning set forth in Section 9.3(a).

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS

2.1	Appointment of Custodian

(a)	Customer hereby appoints BNY as custodian of all Securities and Cash to be held under, and in accordance with the terms of, this Agreement (collectively, “Assets”), and BNY hereby accepts such appointment and agrees to safekeep Customer’s Assets in accordance with the terms of this Agreement and applicable statutes, laws, rules and regulations applicable to BNY. The Parties acknowledge and agree that BNY’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement.

(b)	Notwithstanding the foregoing, BNY has no obligation pursuant to this Agreement:

(i)	With respect to any Assets until they are actually received in an Account;

(ii)	To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account or to question any Instructions;

(iii)	To monitor the Securities in the Accounts to determine whether Customer complies with limitations on ownership or any restrictions on investors provided for by local law, regulations or market practice, or provisions in the issuer’s articles of incorporation or by-laws;

(iv)	To determine the adequacy of title to, or the validity or genuineness of, any Assets received by it or delivered by it pursuant to this Agreement; or

(v)	With respect to any matters related to: the establishment, maintenance operation or termination of Customer; or the offer, sale or distribution of the shares of, or interests in, Customer.

(c)	Operational terms, procedures and processes supporting the services described herein are set out in a separate service level description, a current version of which will be available upon request at any time.

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(d)	Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY or the applicable Subcustodian from time to time, including rates of interest and deposit account access.

(e)	If Customer engages in securities lending activities, such activities will be subject to certain additional and/or modified terms to be set forth in a separate written agreement between Customer and BNY or a BNY Affiliate.

2.2	Establishment of Accounts

BNY will establish and maintain a separate account for each Series in which BNY will hold Assets relating to the relevant Series as provided herein (each, an “Account,” and collectively, the “Accounts”). The Account of each Series established under this Agreement shall be maintained separately from the Account of each other Series and BNY shall segregate on its books and records the Securities of each Series from any other securities in the possession of BNY. Except as otherwise contemplated in this Agreement or as provided by applicable law or regulation, the Assets shall be and remain the sole property of Customer, and BNY shall not lend, rehypothecate or pledge or otherwise dispose of any Securities held in the Accounts. BNY shall notify the Customer promptly in writing if BNY receives notice of any claim against the Assets unless such notice is prohibited by law or applicable regulation.

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

3.1	Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY with one or more written lists or other documentation reasonably acceptable to BNY specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer (with respect to a particular Series, if applicable) with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

3.2	Instructions

(a)	Except as otherwise expressly provided in this Agreement, BNY will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.

(b)	Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to BNY and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)	Where Customer may or is required to issue Instructions, such Instructions will be issued by an Authorized Person.

(d)	BNY will be entitled to deal with any Authorized Person in order to fulfill its obligations under, and pursuant to the terms of, this Agreement until notified otherwise pursuant to Instructions, and will be entitled to act and rely upon any Instruction received by BNY.

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(e)	All Instructions must include all information necessary, and must be delivered using such methods and in such format as BNY may reasonably require and be received within BNY’s established cut-off times and otherwise in sufficient time, as specified to Customer to enable BNY to act upon such Instructions. BNY shall make available to Customer information concerning requirements applicable to the methods, formats and cut-off times that apply to BNY’s processing of Instructions.

(f)	BNY may in its sole reasonable discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(e) or that it reasonably believes conflict with applicable law or regulations or BNY’s operating policies and practices, in which event BNY will promptly notify Customer unless prevented from doing so by applicable law.

3.3	BNY Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY, without Instructions, to take any administrative or ministerial actions with respect to an Account that it deems reasonably necessary or appropriate to perform its obligations under this Agreement, including the following:

(a)	Receive income and other payments due to the Accounts; provided, however, that BNY will have no duty to pursue collection of any amount due to an Account, including for Securities in default, if such amount is not paid when due;

(b)	Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

(c)	Facilitate access by Customer or its designee to ballots or online systems to assist it in the voting of proxies received by BNY in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters), all of which will be exercised by Customer or its designee and not by BNY;

(d)	Forward to Customer or its designee information (or summaries of information) that BNY receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

(e)	Forward to Customer or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by BNY in its capacity as custodian. Unless otherwise expressly agreed in writing with Customer, BNY will take no further action nor provide further notification related to the bankruptcy case;

(f)	Unless otherwise elected by Customer, and in accordance with BNY’s standard terms and conditions, provide class action filing services for settled claims related to Securities with industry recognized identifiers;

(g)	Endorse for collection checks, drafts or other negotiable instruments received for the Accounts;

(h)	Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to BNY’s performance under this Agreement; and

(i)	Upon presentment of a check pursuant to a check redemption process agreed between Customer and BNY, unless otherwise instructed pursuant to instructions, charge the amount of the check against the cash held in the Account of the relevant Series. If BNY receives timely instructions that a check is not to be honored, BNY will return the check unpaid.

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3.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the Parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

3.5	Electronic Access

If Customer elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates.  However, if an Authorized Person elects, with BNY’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY will not be responsible or liable for the reliability or availability of any such service.

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS

4.1	Use of Subcustodians and Depositories

(a)	BNY will be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder; provided that BNY will not utilize a Subcustodian that is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) to hold “Foreign Assets” (as defined in such Rule 17f-5) until after BNY is informed, pursuant to such means as determined by BNY, that Customer’s board of directors or similar governing body or Customer’s “Foreign Custody Manager’’ (as defined in such Rule 17f-5) has determined that utilization of such Subcustodian satisfies the applicable requirements of such Rule 17f-5.

(b)	BNY will only utilize Subcustodians that have entered into an agreement with BNY or a BNY Affiliate, and Assets held through a Subcustodian will be held subject to the terms and conditions of such Subcustodian’s respective agreement.

(c)	Assets deposited in a Depository will be held subject to the rules, procedures, terms and conditions of such Depository. Subcustodians may hold Assets in Depositories in which such Subcustodians participate.

(d)	In connection with each Depository utilized by BNY that is a “securities depository” (as defined in Rule 17f-4 under the 1940 Act), BNY (a) will exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (b) will provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of BNY.

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(e)	With respect to each Foreign Depository, BNY will exercise reasonable care, prudence and diligence (a) to provide Customer with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (b) to monitor such custody risks on a continuing basis and promptly notify Customer of any material change in such risks. Customer acknowledges and agrees that such analysis and monitoring will be made on the basis of, and limited by, information gathered from certain Subcustodians or through publicly available information otherwise obtained by BNY, and will not include any evaluation of the matters referenced in Section 14.2(b)(i).

(f)	Unless otherwise required by local law or practice or a particular Subcustodian agreement, Assets deposited with Subcustodians or Depositories may be held in a commingled account in the name of, as applicable, BNY, a BNY Affiliate or the applicable Subcustodian, for its clients. Custodian shall identify on its books and records the Assets belonging to the Customer, whether held directly or indirectly through Depositories, Foreign Depositories, or Subcustodians.

4.2	Liability for Subcustodians

(a)	BNY will exercise the Standard of Care in selecting, retaining and monitoring Subcustodians.

(b)	With respect to Assets held by a Subcustodian, BNY will be liable to Customer for the activities or omissions of such Subcustodian under this Agreement to the extent that BNY would have been liable to Customer under this Agreement if BNY had performed or omitted to perform such activities itself in the relevant market in which such Subcustodian is located; provided, however, that with respect to Securities held by a Subcustodian that is not a BNY Affiliate:

(i)	BNY’s liability will be limited solely to the extent resulting directly from BNY’s failure to exercise the Standard of Care in selecting, retaining, and monitoring such Subcustodian; and

(ii)	To the extent that BNY is not liable pursuant to Section 4.2(b)(i), BNY’s sole responsibility to Customer will be to: (A) take reasonable and appropriate action to recover from such Subcustodian, and (B) forward to Customer any amounts so recovered (exclusive of reasonable costs and expenses incurred by BNY in connection therewith).

(c)	To the extent permissible by law or regulation, and not otherwise excluded under contractual arrangements with a Subcustodian, at Customer’s election and request, Customer shall be entitled to be subrogated to the rights of BNY with respect to any claims against a Subcustodian as a consequence of any loss, damage, cost, expense, liability or claim suffered by Customer if and to the extent that Customer has not been made whole for any such loss, damage, cost, expense, liability or claim.

4.3	Liability for Depositories

BNY will have no responsibility or liability for the activities of any Depository arising out of or relating to this Agreement or any cost or burden imposed on the transfer or holding of Assets held with such Depository provided that, for clarity, BNY remains responsible for its own acts and omissions pursuant to the terms of this Agreement.

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4.4	Use of Agents

BNY may appoint agents, including BNY Affiliates, on such terms and conditions as it reasonably deems appropriate to perform its obligations hereunder. Except as otherwise specifically provided herein, no such appointment will discharge BNY from its obligations hereunder. For the avoidance of doubt, BNY shall be liable to Customer for the acts or omissions of a BNY Affiliate under this Agreement to the same extent that BNY would have been liable under this Agreement if BNY had performed such act or omission itself.

5.	CORPORATE ACTIONS

5.1	Notification

BNY will notify Customer or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that BNY has actually received, in its capacity as custodian, notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor. Without actual receipt of such notice by BNY, BNY will have no responsibility or liability for failing to so notify Customer.

5.2	Exercise of Rights

Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken with respect to Securities in an Account, Customer or its designee will be responsible for making any decisions relating thereto and for instructing BNY to act. In order for BNY to act, Customer must issue Instructions using, or directly referencing, the BNY-issued corporate actions instruction form, and include all the required information fields therein. Such Instructions must be addressed as BNY may request, by the deadline specified by BNY in its sole discretion from time to time and communicated to the Customer, together with any amount which is required to be paid in carrying out any such action. In the event BNY does not receive such Instructions together with any required amount prior to its specified deadlines, BNY will not be liable for failure to take any action relating to, or to exercise any rights conferred by, such Securities.

5.3	Partial Redemptions, Payments, Etc.

BNY will advise Customer or its designee upon its notification, in its capacity as custodian, of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If BNY or any Subcustodian or Depository holds any Securities affected by one of the events described, BNY or such Subcustodian or Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

6.	SETTLEMENT

6.1	Settlement Instructions

Promptly after the execution of each Securities transaction, Customer will issue to BNY Instructions to settle such transaction. Unless otherwise agreed by BNY and subject to Section 8.1, Assets will be credited to the relevant Account only when actually received by BNY.

6.2	Settlement Funds

For the purpose of settling a Securities transaction, Customer will provide BNY with sufficient immediately available funds or Securities, as applicable, in the relevant Account by such time and date as is required to enable BNY to settle such transaction in the country of settlement and in the currency to be used to settle such transaction.

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6.3	Settlement Practices

Securities transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. BNY will provide or make available to Customer market information and market profiles about the customary settlement practices in available jurisdictions and markets. Customer understands that when BNY is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment related to such Securities may not be completed simultaneously and can also be made without payment. Customer assumes full responsibility for all risks involved in connection with BNY’s delivery of Securities or Cash in accordance with such practices.

7.	TAX MATTERS

7.1	Tax Obligations

(a)	To the extent that BNY has received the Tax Information within the time stipulated, BNY will perform the following services with respect to Tax Obligations:

(i)	Unless prohibited by law or regulation, at the reasonable request of Customer, BNY will provide to Customer such information received by BNY in its capacity as custodian that could, in Customer’s reasonable belief, assist Customer or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person will inform BNY in writing as to which party or parties will receive information from BNY;

(ii)	BNY will, upon receipt of sufficient Tax Information from Customer (as reasonably determined by BNY), file claims for exemptions or refunds with respect to withheld taxes in those markets where it provides such services and subject to BNY’s service level description (in each case as made available to Customer from time to time). Where Customer (for whatever reason) fails or neglects to provide BNY with or to review and confirm the Tax Information within the time stipulated by BNY, then such failure or neglect may result in the disapplication of withholding tax relief or the obligation on Customer to immediately return amounts already refunded by a tax authority. Customer may, however, elect to appoint its own tax agent to file claims for exemptions or refunds in any or all markets, with advance notice to BNY of such appointment and subject to such terms as separately agreed in writing between Customer and BNY; and

(iii)	BNY or the applicable Subcustodian will withhold appropriate amounts, as required by applicable tax laws, with respect to amounts received and is authorized to debit the relevant Account in the amount of a Tax Obligation and to pay such amount to the appropriate taxing authority.

Customer’s receipt of the foregoing services is dependent upon its subscription to BNY’s information reporting system, and Customer will be responsible for enrolling its designated Authorized Persons in such system. Customer acknowledges that BNY may, at any time, amend the scope of its tax service offering and notice of such changes will be made available to BNY’s customers through its information reporting system. Such changes may require additional documentation, attestations or declarations to be entered into by Customer in order to continue receiving the relevant tax service in a particular market.

(b)	Customer acknowledges that BNY is a service provider and not an economic beneficiary of any transaction.

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(c)	Customer will be responsible for understanding its Tax Obligations, and will be solely responsible and liable for all Tax Obligations with respect to any Assets held on behalf of Customer and any transaction related thereto.

(d)	Customer will provide BNY with Tax Information to enable BNY to comply with BNY’s obligations under any applicable tax laws or with any tax authority enquiry.

(e)	Customer acknowledges and agrees that none of BNY nor any BNY Affiliate is a tax adviser and none of BNY nor any BNY Affiliate will, under any circumstances, provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters or Tax Obligations.

7.2	Payments

Where BNY receives Instructions to make distributions or transfers out of an Account in order to pay Customer’s third party service providers, Customer acknowledges that in making such payments BNY is acting in an administrative capacity, and not as the payor, for tax information reporting and withholding purposes.

8.	CREDITS AND ADVANCES

8.1	Contractual Settlement and Income

BNY may, in its sole discretion, as a matter of bookkeeping convenience, credit the relevant Account with the proceeds resulting from the purchase, sale, redemption or other delivery or receipt of Securities, or interest, dividends or other distributions payable on Securities prior to its actual receipt thereof. All such credits will be conditional until BNY’s actual receipt of such proceeds and may be reversed by BNY to the extent that such proceeds are not received. Actual receipt of proceeds with respect to a transaction will not be deemed to have occurred, and the transaction will not be considered final, until BNY has received sufficient immediately available funds or Securities specifically applicable to such transaction that, under applicable local law, rule or practice, are irreversible.

8.2	Advances

If BNY receives an Instruction that, if processed, would result in an overdraft in an Account, BNY may, in its sole discretion, advance funds in any currency hereunder; however, BNY will have no obligation to advance its own funds.

8.3	Payment

If: (a) BNY has advanced funds to an Account; (b) an overdraft has occurred in an Account (including overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or (c) Customer is for any other reason indebted to BNY in connection with this Agreement, Customer agrees to pay BNY (on demand or upon becoming aware thereof) the amount of such advance, overdraft or indebtedness, plus accrued interest at a rate then charged by BNY to its institutional custody clients in the relevant currency.

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8.4	Securing Payment

In order to secure payment of Customer’s obligations relating to a Series (whether or not matured) to BNY or any BNY Affiliate, relating to or arising under this Agreement or any other agreement with BNY or any BNY Affiliate, and in addition to any preference, lien or other rights and security interest to which BNY or such BNY Affiliate may be entitled under applicable law or any other agreement, Customer hereby pledges and grants to BNY and such BNY Affiliate, and agrees BNY and such BNY Affiliate will have to the maximum extent permitted by law, a continuing first lien and security interest in: (a) all of Customer’s and such Series’ right, title and interest in and to the Account relating to such Series and the Assets now or hereafter held in such Account (including proceeds thereof) and (b) any other property at any time held by BNY or any BNY Affiliate relating to such Series; provided that Customer does not hereby grant a security interest in any Securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act and related implementing regulations (Regulation W, 12 C.F.R. part 223)) of BNY (such securities, “Affiliate Securities”) with the exception of Affiliate Securities that (i) constitute “eligible affiliated mutual fund securities” as defined in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)) and (ii) meet the requirements in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)). Customer represents, warrants and covenants that it owns the Assets in the Accounts, and such other property at any time held by BNY or any BNY Affiliate for Customer, free and clear of all liens, claims and security interests (except for those granted in accordance with this Agreement or as otherwise acknowledged in writing by BNY), and that the first lien and security interest granted herein with respect to each Series will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute). Customer will take any additional steps reasonably required to assure BNY of such priority security interest, including notifying third parties or obtaining their consent. BNY will be entitled to collect from the Account sufficient Cash for reimbursement, and if such Cash is insufficient, to sell Securities in such Account to the extent necessary to obtain reimbursement. In this regard, BNY will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if Customer or the relevant Series is in default.

8.5	Setoff

BNY has the right to debit any Cash held by BNY in connection with this Agreement for any amount payable by Customer in connection with any and all obligations (whether or not matured) of Customer relating to a Series to BNY or any BNY Affiliate, relating to or arising under this Agreement or any other agreement with BNY or any BNY Affiliate. In addition to the rights of BNY or such BNY Affiliate under applicable law or any other agreement, at any time when Customer has not honored any of its obligations relating to a Series to BNY or such BNY Affiliate, BNY will have the right without notice to Customer to retain or set-off against any obligations relating to such Series any cash BNY or any BNY Affiliate may directly or indirectly hold with respect to such Series, and any obligations (whether or not matured) that BNY or any BNY Affiliate may have with respect to such Series in any currency. Any such cash or obligation relating to a Series may be transferred to BNY and any BNY Affiliate in order to effect the above rights. BNY will endeavor to provide written notice as soon as commercially practicable to Customer of any such actions taken under this Section 8.5, it being understood that BNY’s failure or inability to provide such notice shall not affect or limit BNY’s rights as set forth herein or as may otherwise be provided for in this Agreement.

8.6	Currency Conversion

BNY is hereby authorized to effect any necessary currency conversions in order to exercise its rights under this Section 8 at BNY’s own rate of exchange then prevailing.

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9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA

9.1	Statements

BNY will make available to Customer, through the Electronic Access Services or such other method as may be agreed upon by the Parties, a monthly statement (or report for such other time period as the Parties may agree upon from time to time) reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month (or as of such other date(s) as the Parties may agree upon from time to time). Customer will review each such statement and, within ninety (90) days of when such statement is made available by BNY, notify BNY of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY of any such exceptions or objections at any time.

9.2	Books and Records

The books and records, directly pertaining to the Accounts, which are in the possession of BNY will be the property of Customer. Such books and records will be prepared and maintained as required by the 1940 Act and the rules thereunder. BNY will identify on its books and records the Assets belonging to Customer with respect to each Series whether held directly or indirectly through Subcustodians or Depositories. Securities held in the Accounts will be held in registered form in the name of BNY or one of its nominees and will be segregated on BNY’s books and records from BNY’s own property. Customer and its authorized representatives will have the right, at Customer’s own expense and with reasonable prior written notice to BNY, to have reasonable access to those books and records directly pertaining to the Accounts. Any such access will occur during BNY’s normal business hours and will be subject to BNY’s applicable security policies and procedures. Upon Customer’s reasonable request, copies of those books and records directly pertaining to the Accounts will be provided by BNY to Customer or its authorized representative.

9.3	Third Party Data

(a)	Customer acknowledges that BNY will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY is entitled to rely without inquiry on all Third Party Data provided to BNY hereunder (and all Instructions related to Third Party Data), and BNY makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete. BNY may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY to override its usual procedures and data sources or if BNY, in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Securities.

(b)	Although statements and reports provided by BNY hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Securities held pursuant to this Agreement, BNY does not undertake any duty or responsibility under this Agreement to report such values or pricing information.

(c)	Customer acknowledges and agrees that fund administration, accounting and performance measurement and analytic services may use different data sources than those used by BNY to provide Market Data for an Account, which may result in differences between custodial reports and, the fund administration, accounting, performance measurement and analytic reports.

(d)	Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time.

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10.	DISCLOSURES

10.1	Required Disclosure

(a)	With respect to Securities that are registered under the U.S. Securities Exchange Act of 1934, as amended, or that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Act”) requires BNY to disclose to issuers of such Securities, upon their request, the name, address and securities position of BNY’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. Customer has designated on the signature page hereof whether (i) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Customer or (ii) it requires BNY to contact the relevant investment manager with respect to relevant Securities to make the decision as to whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Act.

(b)	With respect to certain Securities issued outside the United States, BNY may disclose information to issuers of Securities as required by the organizational documents of the relevant issuer or in accordance with local market practice.

(c)	In connection with any disclosure contemplated by this Section 10, Customer agrees to work reasonably with BNY to supply BNY with any required information.

10.2	Foreign Exchange Transactions

In connection with this Agreement, Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with BNY or a BNY Affiliate acting as a principal through customary channels. Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any terms, rules or limitations that apply to any foreign exchange facility made available to Customer. With respect to any such foreign exchange transactions, BNY or such BNY Affiliate is acting as a principal counterparty on its own behalf which may retain any profits from such foreign exchange transactions, and is not acting as a fiduciary or agent for, or on behalf of, Customer, a Series, an investment manager or any Account.

10.3	Investment of Cash

In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles. Such investment vehicles may be offered by a BNY Affiliate or by a client of BNY, and BNY may receive compensation therefrom. By making investment vehicles available, BNY and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account. BNY will have no liability for any loss incurred on any such investments. Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into Customer’s selected investment vehicle.

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11.	REGULATORY MATTERS

11.1	USA PATRIOT Act

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY to implement a customer identification program pursuant to which BNY must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, Customer will be required to provide BNY with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY to verify Customer’s identity. Customer acknowledges that BNY cannot establish an Account unless and until BNY has successfully performed such verification.

11.2	Sanctions; Anti-Money Laundering

(a)	Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures reasonably designed to prevent violations of Sanctions, including measures to accomplish effective client diligence and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will reasonably ensure that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned 50% or more or controlled by or acting on behalf of an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is the target of Sanctions and (iii) will not, directly or indirectly, use or allow usage of the Accounts in any manner that would result in a violation by Customer or BNY of Sanctions.

(b)	Customer acknowledges and agrees that, in connection with the services provided by BNY under this Agreement, each of Customer’s investors is not a customer or joint customer with BNY. Customer (and not BNY) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its investors under all Anti-Money Laundering Laws. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, Customer will maintain a compliance program with respect to its investors that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each investor, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each investor to the appropriate law enforcement and regulatory authorities and to BNY where related to the services provided by BNY hereunder.

(c)	Customer will promptly provide to BNY such information as is reasonably available to Customer and as BNY reasonably requests in connection with the matters referenced in this Section 11.2, including information regarding (i) the Accounts, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, including any investor, and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any investor, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with BNY and provide assistance reasonably requested by BNY in connection with any anti-money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to BNY the assets of any investor, Customer will obtain from each such investor, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.

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(d)	BNY may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 11.2. If BNY declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY will inform Customer as soon as reasonably practicable.

(e)	While Customer remains responsible for the matters set forth in Section 11.2(a) and Section 11.2(b), BNY acknowledges that certain duties relating to such matters may be delegated by Customer to its transfer agent service provider.

12.	COMPENSATION

12.1	Fees and Expenses

In consideration of BNY’s services provided hereunder, Customer will (a) pay to BNY the fees set forth in the agreed upon fee schedule (as such fee schedule is agreed in writing between Customer and BNY) and (b) reimburse BNY for any reasonable out-of-pocket expenses incurred by BNY in connection therewith. Unless otherwise agreed by the Parties, such amounts will be payable to BNY within thirty (30) days of Customer’s receipt of the relevant invoice. Without limiting BNY’s other rights set forth in this Agreement, BNY may charge interest on overdue amounts at a rate then charged by BNY to its institutional custody clients in the relevant currency.

12.2	Other Compensation

(a)	Customer acknowledges that, as part of BNY’s compensation, BNY will earn interest on Cash balances held by BNY (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY’s compensation disclosures.

(b)	Where an error or omission has occurred under this Agreement that results in an unintended gain, provided that Customer is put in the same or equivalent position as it would have been in had such error or omission not occurred, any such gain will be solely for the account of BNY without any duty to report such gain to Customer.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	BNY

(a)	BNY represents and warrants that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; (c) it is a bank having the qualifications set forth in Section 26(a)(1) of the 1940 Act; (d) the individual executing this Agreement on its behalf has the requisite authority to bind BNY to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms; (e) no legal or administrative proceedings have been instituted or threatened which would materially impair BNY’s ability to perform its duties and obligations under this Agreement; (f) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of BNY or any law or regulation applicable to it; (g) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and (h) it will use adequate numbers of qualified personnel with suitable training, education, experience and skill to perform the services under this Agreement, and it is skilled and experienced in providing services similar to the services under this Agreement for customers other than the Series.

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(b)	BNY represents and warrants that it is qualified to act as a custodian pursuant to Section 17f-1 of the 1940 Act as of the date hereof and at all times shall maintain such qualification, and that it shall confirm such qualification in writing to Customer upon the request of Customer.

(c)	BNY represents and warrants that it is conducting its business in compliance with all applicable statutes, laws, rules and regulations applicable to it by virtue of the services provided hereunder.

13.2	Customer

(a)	Customer represents and warrants that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)	Customer represents, warrants and covenants that (i) it or the relevant investment manager has determined that the custody arrangements of each Depository maintaining “Foreign Assets” (as defined in Rule 17f-5 under the 1940 Act) provide reasonable safeguards against the custody risks associated with maintaining assets with such Depository within the meaning of Rule 17f-7 under the 1940 Act and (ii) it shall manage its borrowings, including without limitation any advance or overdraft (including any daylight overdraft) in an Account, so that the aggregate of its total borrowings for each Series do not exceed the amount such Series is permitted to borrow under the 1940 Act.

(c)	Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, operating or terminating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

14.	LIABILITY

14.1	Standard of Care

BNY shall be obligated to exercise in the performance of its duties hereunder reasonable care, prudence and diligence that a professional fund custodian to investment companies registered under the 1940 Act would exercise,to act in good faith and to use commercially reasonable efforts in performing services provided for under this Agreement (the “Standard of Care”).

14.2	Limitation of Liability

(a)	BNY’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. In no event will BNY or Customer be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if BNY or Customer, as applicable, has been advised of the possibility of such losses or damages).

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(b)	Notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY be liable for any losses or damages arising out of any of the following:

(i)	Customer’s or an Authorized Person’s decision to invest in or hold Assets in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets to, by or for the account of Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;

(ii)	BNY’s reliance on Instructions;

(iii)	BNY’s receipt or acceptance of fraudulent, forged or invalid Securities (or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market);

(iv)	For any matter with respect to which BNY is required to act only upon the receipt of Instructions, (A) BNY’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(e), whether or not BNY acted upon such Instructions;

(v)	BNY receiving or transmitting any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;

(vi)	Customer’s or an Authorized Person’s decision to invest in Securities or to hold Cash in any currency;

(vii)	The insolvency of any Person, including a Subcustodian that is not a BNY Affiliate, Depository, broker, bank or a counterparty to the settlement of a transaction or to a foreign exchange transaction, except to the extent arising directly from BNY’s failure to exercise the Standard of Care in selecting, retaining, and monitoring a Subcustodian that is not a BNY Affiliate;

(viii)	Any inability of BNY, a Subcustodian or any of their respective agents to file claims for exemptions or refunds or otherwise obtain relief from Tax Obligations due to (A) Customer’s failure to provide, or delay in providing, Tax Information to BNY, (B) any failure of Customer to comply with applicable tax laws, or (C) any failure or refusal of any taxing authority to provide such relief; or

(ix)	The use of any third party appointed or selected by Customer, or by BNY at the express request of Customer.

(c)	If BNY is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY may, at its own expense, obtain the advice of either reputable counsel of its own choosing or counsel to Customer, and BNY will not be liable for acting in accordance with such advice.

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14.3	Force Majeure

Neither Party will be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by natural disasters, fire, acts of God, strikes or other labor disputes, work stoppages beyond the affected Party’s reasonable control, acts of war or terrorism, general civil unrest, actual or threatened epidemics, disease, act of any government, governmental authority or police or military authority, declared or threatened state of emergency, legal constraint, the interruption, loss or malfunction of utilities or transportation, communications or computer systems, or any other similar events beyond its reasonable control. BNY will use commercially reasonable efforts to minimize the effect of any such events. For the avoidance of doubt, the occurrence of any such event will not relieve BNY of its obligations to execute its business continuity and/or disaster recovery plans as described in Section 17.5.

14.4	Indemnification

(a)	Customer will indemnify and hold harmless BNY from and against all losses, costs, expenses, damages and liabilities (collectively, “Liabilities”) (including reasonable and documented outside counsel fees and expenses) incurred by BNY arising out of or relating to BNY’s performance under this Agreement, except to the extent resulting from BNY’s bad faith, negligence, willful misconduct or failure to perform its obligations under this Agreement in accordance with the Standard of Care or the reckless disregard of BNY or a BNY Affiliate in the performance of its obligations or duties hereunder. The Parties agree that the foregoing will include reasonable and documented outside counsel fees and expenses incurred by BNY in its successful defense of claims that are asserted by Customer against BNY arising out of or relating to BNY’s performance under this Agreement. Any obligations of Customer under this Section 14.4 with respect to a particular Series will not be satisfied out of the assets of another Series.

(b)	Subject to the limitations of liability contained in this Agreement, including, without limitation, this Section 14, BNY shall indemnify and hold Customer and each Series harmless from and against any and all direct losses, damages, costs and charges (“Liabilities”), in each case, which are incurred by the Customer or the applicable Series as the direct result of BNY’s negligence, bad faith, fraud, reckless disregard of its duties hereunder, willful misconduct or failure to perform its obligations under this Agreement in accordance with the Standard of Care; provided, however, BNY shall not indemnify Customer or any Series for any Liabilities arising out of the Customer’s or any Series’ gross negligence, bad faith, fraud, reckless disregard of its duties hereunder, or willful misconduct.

(c)	Notwithstanding any other provision in this Agreement or applicable law to the contrary and except as may be agreed upon in writing by the Parties, BNY and Customer agree that to the extent that BNY or any BNY Affiliate would be liable hereunder for Liabilities, in no event shall BNY’s and such BNY Affiliate’s total maximum aggregate liability under Section 14.4(b) above of this Agreement, whether based on a claim in contract or in tort, law or equity, for any reason and upon any cause of action whatsoever, exceed twelve (12) months’ fees (based on the fees paid by Customer for the services provided pursuant to this Agreement during the preceding 12 month period, or shorter period on an annualized basis where the Fund has not been in operation for 12 months, immediately preceding the event giving rise to the Liabilities).

(d)	In the event of any demand, or any civil, criminal, administrative, or investigative claim, action, or proceeding (including arbitration) asserted, commenced or threatened against an entity or person (a “Claim”), upon the assertion of such Claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim; provided, however, that any failure by a party to provide such notice shall not relieve the other party of its obligations to indemnify and hold harmless the other party pursuant to the terms of this Agreement except to the extent that the indemnifying party can demonstrate actual prejudice as a result of such failure.

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15.	CONFIDENTIALITY

15.1	Confidentiality Obligations

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, BNY may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations and (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. In addition, BNY may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data for BNY’s and its Affiliates’ reporting, research, product development and distribution, and marketing purposes; provided that neither BNY nor any of its Affiliates shall distribute such aggregated information in a format that identifies any Customer or that can be reverse engineered to identify a particular Customer. During the term of the Agreement, BNY will implement and maintain an information security program with written policies and procedures reasonably designed to protect the confidentiality and integrity of the Customer’s Confidential Information provided to BNY in accordance with this Agreement and when in BNY’s possession or under BNY’s control (“Customer Data”). In the event of a declared Security Incident, BNY will promptly notify the Customer. “Security Incident” means any known (i) breach of nonpublic personal information as defined in the Gramm-Leach-Bliley Act of 1999 (“NPPI”) that is notifiable under state law, or (ii) loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data (other than NPPI). Except as expressly provided in this Agreement, nothing in this Section 15 shall limit the confidentiality, privacy and data-protection obligations of BNY under this Agreement and law applicable to BNY by virtue of services provided for hereunder.

15.2	Exceptions

The Parties’ respective obligations under Section 15.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority; provided that, the receiving Party will, to the extent legally permitted, provide the disclosing Party with prompt notice of such requirement or request (which shall include a description of the information receiving Party intends to disclose) in order to enable the disclosing Party, at its own expense, to seek a protective order or other remedy (and, if the disclosing Party seeks such order, the receiving Party will provide such cooperation as the disclosing Party may reasonably request and at the disclosing Party’s expense) to resist or narrow the scope of such disclosure. Notwithstanding the foregoing, notice to the disclosing Party shall not be required where a disclosure is in connection with a routine audit or examination by, or a blanket document request from, an auditor, bank examiner, regulatory authority, self-regulatory authority or governmental entity that does not reference the disclosing Party or this Agreement.

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16.	TERM AND TERMINATION

16.1	Term

The term of this Agreement will commence on the Effective Date and will continue in effect until terminated in accordance with the provisions herein.

16.2	Termination

Either Party may terminate this Agreement with respect to one or more Series by giving to the counterparty a notice in writing specifying the date of such termination, which will be not less than ninety (90) days after the date of such notice.

Notwithstanding the foregoing, either Party may terminate this Agreement immediately upon notice to the other Party in the event (a) of any bankruptcy, insolvency or other reorganization relating to a Party or if any receiver is appointed for all or substantially all of a Party’s assets or upon the happening of any like event, (b) a Party’s material breach of this Agreement or (c) if it becomes unlawful for a Party to perform its obligations hereunder by reason of law. Notwithstanding the foregoing permitting immediate termination, the Parties acknowledge and agree that (i) a reasonable period of time will be required, in the event of any termination hereof, within which to transfer Assets to a successor custodian (the “Transition Period”) and (ii) during any such Transition Period, the provisions of this Agreement will continue and Customer will continue to pay BNY the fees and charges associated with the services performed.

16.3	Effect of Termination

Upon termination hereof, Customer will pay to BNY such compensation as may be due to BNY, and will reimburse BNY for other amounts payable or reimbursable to BNY hereunder, through the date of termination. As soon as practical following the service of a termination notice (and in any case not less than 30 days before the termination of this Agreement), Customer will give BNY the details of the successor custodian or other person or persons to whom the Assets are to be transferred. BNY will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Assets and other items; provided that (a) BNY will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to BNY of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Assets remain in any Account after termination, BNY may deliver to Customer such Assets. The terms of this Agreement (including the terms relating to fees payable to BNY) will continue to apply from day to day until any transferable Asset is transferred in accordance with this Section, except that no additional Cash or Securities may be deposited with BNY or any Subcustodian after such date other than with BNY’s express prior consent, and Customer will have a continuing obligation to provide BNY as soon as possible with the details of the Person or Persons to whom the remaining Assets are to be transferred.

16.4	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 13 (Representations, Warranties and Covenants); Section 14 (Liability); Section 15 (Confidentiality); Section 16.3 (Effect of Termination); Section 16.4 (Survival) and Section 17.4 (Governing Law/Forum).

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17.	GENERAL

17.1	Non-Custody Assets

At Customer’s request pursuant to Instructions, subject to BNY’s approval and as an accommodation to Customer, BNY will provide consolidated recordkeeping services reflecting on statements provided to Customer securities and other assets not held by BNY (“Non-Custody Assets”). Non-Custody Assets will be designated on BNY’s books as “assets not held in custody” or by other similar designation and will not constitute Assets for purposes of this Agreement. Customer acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a) Customer will have no security entitlement against BNY with respect to Non-Custody Assets; (b) BNY will rely, without independent verification, on information provided by Customer or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) BNY will have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on BNY’s books or set forth on account statements concerning Non-Custody Assets.

17.2	Assignment/U.S. Special Resolution Regime Transferability

(a)	Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise); provided, however that BNY may, without the prior written consent of Customer, assign this Agreement or any of its rights, or delegate any of its duties hereunder: (a) to any BNY Affiliate; (b) to any successor to the custody business of BNY to which this Agreement relates, in which event BNY agrees to provide notice of such successor to Customer or (c) as otherwise permitted in this Agreement; provided further that any entity to which this Agreement is assigned by BNY without the prior written consent of Customer pursuant to a foregoing item (a), (b) or (c) will satisfy the requirements for serving as a custodian for a registered investment company. Any purported assignment or delegation by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

(b)	Notwithstanding anything herein to the contrary, in the event BNY becomes subject to a proceeding under a U.S. special resolution regime, the transfer of the Agreement (and any interest and obligation in or under, and any property securing, the Agreement) from BNY will be effective to the same extent as the transfer would be effective under the U.S. special resolution regime if the Agreement (and any interest and obligation in or under, and any property securing, the Agreement) were governed by the laws of the United States or a state of the United States; and, in the event BNY or any affiliate becomes subject to a proceeding under a U.S. special resolution regime, default rights with respect to the Agreement that may be exercised against BNY are permitted to be exercised to no greater extent than the default rights could be exercised under the U.S. special resolution regime if the Agreement were governed by the laws of the United States or a state of the United States.

17.3	Amendment

This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement. Appendix I to this Agreement may be amended from time to time to (a) accommodate the addition of one or more Series to this Agreement, (b) accommodate the removal of one or more Series covered by this Agreement, or (c) otherwise revise certain information with respect to one or more Series as reflected thereon by attaching to this Agreement an amended copy of such Appendix I (substantially in the form of the Sample Amendment to Appendix I attached hereto as Appendix II) executed by the applicable Parties.

Execution

17.4	Governing Law/Forum

(a)	The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention.

(b)	Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

17.5	Business Continuity/Disaster Recovery

BNY will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable.

BNY shall maintain its own backup facilities or arrange for third parties to provide back-up facilities (“Back-Up Facilities”) for primary operations and data centers used by BNY to provide the services (“Primary Facilities”). The Back-Up Facilities will be capable of providing the material services in the event an incident to the Primary Facilities significantly interrupts the delivery of a material service from that facility. BNY shall maintain (i) a written disaster recovery plan providing for continued operation of critical components of the BNY systems required for the performance of the services in the event of a significant interruption in the performance of the services, and (ii) a written business continuity plan providing for the continued provision of critical services under this Agreement in the event of a significant disruption to such services, which such plans shall provide, where appropriate to the particular plan, for BNY to (a) maintain the Back-Up Facilities, (b) perform periodic disaster recovery and business continuity testing, and (c) maintain disaster recovery and business continuity capabilities and procedures that are commercially reasonable for a financial institution with BNY’s operations. In the event of equipment failures or service disruptions, BNY shall implement the disaster recovery plan or business continuity plan, or both, in accordance with their terms, including using the Back-Up Facilities where appropriate.

17.6	Non-Fiduciary Status

Customer hereby acknowledges and agrees that BNY is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

17.7	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY or Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) delivered either (i) by hand delivery, by certified mail, or by overnight delivery service, in each case with receipt acknowledged and postage or charges prepaid, or (ii) by email (as a signed attachment). All notices given in accordance with this Section will be effective upon receipt.

Execution

17.8	Insurance

BNY shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its custody business in such amount and scope as is in its determination commercially adequate and appropriate in connection with the services provided by BNY under this Agreement. BNY shall furnish to Customer a summary of BNY’s aforementioned insurance coverage upon request.

17.9	Entire Agreement

This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

17.10	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

17.11	Counterparts

This Agreement may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email.

17.12	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

17.13	No Waiver

No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision.

17.14	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

17.15	Severability

The invalidity, illegality or unenforceability of any provision of this Agreement will not affect the validity, legality or enforceability of any other provision, and if any provision is held to be unenforceable as a matter of law, the other provisions will remain in full force and effect. In such case, the Parties will negotiate in good faith to replace each illegal, invalid or unenforceable provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

[Signature page follows]

Execution

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON		American Drive Variable Insurance Trust

By:	/s/ Robert M Stein Jr	By:	/s/ John Marcum
Name:	Robert M Stein Jr	Name:	John Marcum
Title:	Vice President	Title:	President
Date:	August 6, 2026	Date:	August 6, 2026

Address for Notice:		Address for Notice:
The Bank of New York Mellon		American Drive Variable Insurance Trust

26200 American Drive
Southfield, Michigan 48034
		Attention:	John Marcum

Pursuant to Section 10.1(a):

[ ]	as beneficial owner, Customer OBJECTS to disclosure

[ ]	as beneficial owner, Customer DOES NOT OBJECT to disclosure

[ ]	BNY will CONTACT THE RELEVANT INVESTMENT MANAGER with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, BNY WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM CUSTOMER.

Execution

APPENDIX I to Custody Agreement Effective as of August 6, 2026

LIST OF SERIES

1.	American Drive Aggressive Allocation Portfolio

2.	American Drive Moderate Allocation Portfolio

Execution

APPENDIX II

[SAMPLE]

AMENDMENT TO CUSTODY AGREEMENT

This Amendment (“Amendment”) dated as of the latest date set forth on the signature page hereto (the “Effective Date”) is made by and between [CUSTOMER] and THE BANK OF NEW YORK MELLON (“Custodian”).

WHEREAS, Customer and Custodian entered into a Custody Agreement dated as of [Custody Agreement Effective Date] (the “Agreement”).

WHEREAS, Customer and Custodian desire to amend the Agreement as set forth below:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Appendix I to the Agreement (which revised version is attached) is hereby amended to reflect the addition of the following Series:

[FULL NAME OF EACH SERIES]

2.	Appendix I to the Agreement (which revised version is attached) is hereby amended to reflect the removal of the following Series:

[FULL NAME OF EACH SERIES]

3.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4.	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

5.	This Amendment shall be governed by and construed in accordance with the law of the State of New York without regard to conflict of law provisions thereof.

Each party represents and warrants to the other party that it has full authority to enter into this Amendment to Appendix I upon the terms and conditions hereof and that the individual executing this Amendment to Appendix I on its behalf has the requisite authority to bind such party to this Amendment to Appendix I and the Agreement.

THE BANK OF NEW YORK MELLON	[CUSTOMER]

On behalf of each Series identified on Appendix I to the Agreement

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Execution

Appendix I

LIST OF SERIES

Revised as of: ____________________, 20 __